CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated January 30, 2017 on the financial statements and financial highlights of Orchard Small Cap Value Fund, a series of shares of beneficial interest in Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the November 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 28, 2017